Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PMV Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the 2020 Equity Incentive Plan	457(c) and 457(h)	1,830,853(2)	$7.91(3)	$14,482,047.23	$110.20 per $1,000,000	$1,595.92

Equity	Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the 2020 Employee Stock Purchase Plan	457(c) and 457(h)	457,713(4)	$6.72(5)	$3,075,831.36	$110.20 per $1,000,000	$338.96

Total Offering Amounts					$17,557,878.59		$1,934.88

Total Fee Offsets							–

Net Fee Due							$1,934.88

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional shares of the Registrant’s common stock that become issuable under the 2020 Equity Incentive Plan (the “2020 Plan”) and the 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Represents an automatic annual increase on January 1, 2023 equal to 4% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding year, which annual increase is provided for in the 2020 Plan.

(3)

Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $7.91 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on January 20, 2023.

(4)

Represents an automatic annual increase on January 1, 2023 equal to 1% of the total number of shares of the Registrant’s common stock outstanding on December 31 of the preceding year, which annual increase is provided for in the 2020 ESPP.

(5)

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $7.91 per share, which represents the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on January 20, 2023. Pursuant to the 2020 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of the common stock on (i) the first trading day of the offering period or (ii) the exercise date.